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                                                                     EXHIBIT 5.1

                                 BRYAN CAVE LLP
                             ONE METROPOLITAN SQUARE
                           211 N. BROADWAY, SUITE 3600
                         ST. LOUIS, MISSOURI 63102-2750
                                 (314) 259-2000
                            FACSIMILE: (314) 259-2020



                                December 30, 1999





Board of Directors
Intellesale.com, Inc.
510 Ryerson Road
Lincoln Park, New Jersey 07035

Ladies and Gentlemen:

         We are acting as counsel to Intellesale.com, Inc., a Delaware corporation (the "Company"), in connection with the issuance and sale by the Company of up to 4,600,000 shares (the "Company Shares") of its common stock, par value $0.01 per share ("Common Stock"), and the sale by Applied Digital Solutions, Inc. (the "Selling Stockholder") of up to 1,955,000 shares of Common Stock (the "Stockholder Shares") as contemplated by the Company's Registration Statement on Form S-1, File No. 333-87043 (as amended, the "Registration Statement"). The Company Shares and the Stockholder Shares are proposed to be sold on the terms and conditions to be set forth in an underwriting agreement, by and among the Company, Ladenburg Thalmann & Co. Inc. and Punk, Ziegel & Company, L.P. as representatives of the several underwriters named therein (the "Underwriting Agreement").

         In connection therewith, we have examined and relied without investigation as to matters of fact upon the Registration Statement, certificates of public officials, statements and certificates of officers of the Company, and originals or copies certified to our satisfaction of the Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws of the Company, minutes of meetings of the Board of Directors of the Company and such other corporate records, documents, certificates and instruments as we have deemed necessary or appropriate in order to enable us to render the opinions expressed below.

         In rendering this opinion, we have assumed the genuineness of all signatures on all documents examined by us, the authenticity of all documents submitted to us as originals and the conformity to authentic originals of all documents submitted to us as certified copies or photocopies.

         Based on the foregoing and in reliance thereon, we are of the opinion that:

                  (i) the Company Shares are duly authorized and, when issued and delivered to the underwriters against payment therefor in accordance with the terms set forth in the Underwriting Agreement, will be validly issued, fully paid and nonassessable; and

                  (ii) the Shareholder Shares were duly authorized and validly issued by the Company, and are fully paid and nonassessable.

         This opinion is not rendered with respect to any laws other than the laws of the State of Delaware and the federal laws of the United States of America, each as in effect on the date hereof.

         We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement and to the use of our name under the caption "Legal Matters" in the prospectus filed as a part thereof. We also consent to your filing copies of this opinion as an exhibit to the Registration Statement with agencies of such states as you deem necessary in the course of complying with the laws of such states regarding the offering and sale of the Company Shares and the Shareholder Shares.


                                Very truly yours,

                                /s/ Bryan Cave LLP